Exhibit 21
MATERIAL SUBSIDIARIES OF THE COMPANY

Name of Subsidiary	Jurisdiction of Incorporation

Scripps Media, Inc.	Delaware
Scripps Licensing, Inc.	Ohio
Katz Broadcasting Holdings, LLC	Georgia
Triton Digital Canada, Inc.	Canada